Exhibit 99.1

PRESS RELEASE

Contacts:
Investor	Media
Heather Rowe	Monique Greer
720-540-5225	415-946-1075

ALLOS THERAPEUTICS ANNOUNCES FINAL RESULTS FROM PIVOTAL PROPEL TRIAL OF PRALATREXATE IN PATIENTS WITH PERIPHERAL T-CELL LYMPHOMA

— Median Duration of Response Exceeds Nine Months with 27% Response Rate —

— Company Plans to Submit New Drug Application to FDA in First Half of 2009 —

— Conference Call Scheduled Tomorrow at 8:00 a.m. ET —

WESTMINSTER, Colo., February 3, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced final results from the Company’s pivotal Phase 2 PROPEL trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  PTCL comprises a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma (NHL) in the United States.

As previously reported, 29 of 109 evaluable patients, or 27%, achieved a response as assessed by central independent oncology review, which is the primary endpoint of the trial.  The PROPEL trial database has been locked and the Kaplan-Meier estimate for the median duration of response is 287 days, or 9.4 months.  Duration of response is the key secondary endpoint of the trial.  The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32% of patients; mucosal inflammation in 21% of patients; neutropenia in 20% of patients; and anemia in 17% of patients.  The results of the trial will be submitted for presentation at an upcoming scientific meeting and for publication in a peer-reviewed journal.

Based on these results, the Company intends to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009.  Pralatrexate has orphan drug designation and fast track designation in the U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL. There are currently no FDA-approved agents for patients with PTCL, either in the first-line or relapsed or refractory setting.

“I am encouraged by these results, which demonstrate that pralatrexate produced durable responses in heavily pre-treated patients,” said Owen A. O’Connor, M.D., Ph.D., Director of the Lymphoid Development and Malignancy Program and Chief of the Lymphoma Service at the Herbert Irving Comprehensive Cancer Center at New York-Presbyterian Hospital/Columbia University Medical Center and Principal Investigator of the PROPEL trial.  “PTCL is a type of lymphoma that typically has a worse prognosis than B-cell lymphoma and is generally less responsive to traditional chemotherapy regimens.  Based on these promising data, pralatrexate has the potential to play a clinically meaningful role in the treatment of patients with relapsed or refractory PTCL.”

“We are pleased with these results, which support our decision to seek FDA approval for pralatrexate for the treatment of patients with relapsed or refractory PTCL,” said Pablo J. Cagnoni,

M.D., Chief Medical Officer of Allos Therapeutics, Inc.  “We believe pralatrexate, a novel targeted antifolate designed to accumulate preferentially in cancer cells, has the potential to provide a new treatment option for patients with this devastating disease for which there are currently no approved agents.  We would like to extend our appreciation to the patients who participated in the PROPEL trial, as well as to their families.  I would also like to acknowledge our investigators and employees for their commitment to this important study.”

About Peripheral T-cell Lymphoma

PTCL comprises a biologically diverse group of blood cancers that account for approximately 10 to 15 percent of all cases of non-Hodgkin’s lymphoma (NHL) in the U.S.  The American Cancer Society estimates that approximately 66,000 new cases of NHL will be diagnosed in the U.S. in 2008.  The Company estimates the current annual prevalence of PTCL in the U.S. to be approximately 9,500 patients.  There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL.  In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment.  According to the clinical literature, patients with aggressive PTCL have an overall five-year survival rate of approximately 25% after first-line therapy.

PROPEL Trial Details

This pivotal Phase 2 international, multi-center, open-label, single-arm trial known as PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma) enrolled a total of 115 patients with relapsed or refractory PTCL, 109 of whom are considered evaluable for response according to the trial protocol.  The Company believes the PROPEL trial is the largest prospectively designed single-agent trial conducted to date in patients with relapsed or refractory PTCL.

To be eligible for the trial, patients’ disease must have progressed after at least one prior treatment.  Patients were considered evaluable if they received at least one dose of pralatrexate and their diagnosis of PTCL was confirmed by independent pathology review.  Patients received 30 mg/m2 of pralatrexate intravenously once every week for six weeks followed by one week of rest per cycle of treatment.  Patients also received vitamin B12 and folic acid supplementation.  The primary endpoint of the trial is objective response rate, as assessed by central independent oncology review using International Workshop Criteria (IWC).  Duration of response is the key secondary endpoint.

Of the 29 patients who achieved a response according to central independent oncology review, 7 patients had a complete response (CR), 2 patients had a complete response unconfirmed (CRu) and 20 patients had a partial response (PR).  According to the PROPEL investigators, 42 of 109 evaluable patients, or 39%, achieved a response.  Of these, 15 patients had a CR, 4 patients had a CRu and 23 patients had a PR.  PROPEL patients received a median of three prior systemic treatment regimens (range of 1-12), including 18 patients, or 16%, who had previously undergone an autologous stem cell transplant. In the trial, 66% of the patients who responded did so after cycle one of therapy.  Patients will continue to be followed for long-term survival.

The PROPEL trial is being conducted under an agreement reached with the FDA under its Special Protocol Assessment (SPA) process.  The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a NDA, and provides an agreement that the trial design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA.  The response rate, duration of response and safety profile required to support FDA approval are not specified in the PROPEL trial protocol and will be subject to FDA review.  In addition, the median duration of response reported above is a Kaplan-Meier estimate based on the length of follow up for all responders at the time the PROPEL trial database was locked.  As a result, the median duration of response may change based on continued patient follow up.

About Pralatrexate

Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention.  Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.  The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

Conference Call Information

Allos management will host a conference call to discuss the PROPEL results on Wednesday, February 4, 2009, at 8:00 a.m. ET.  Participants can access the call via 800-762-8779 (U.S. and Canada) or +1-480-248-5081 (international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media — Calendar of Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 3971221. The webcast will be recorded and available for replay on the company’s website until February 11, 2009.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  The Company’s lead product candidate, pralatrexate, is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process.  The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s lymphoma (NHL).  The Company currently retains exclusive worldwide rights to pralatrexate and RH1 for all indications.  For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to offer a new treatment option for patients with relapsed or refractory PTCL; the Company’s intent and projected timeline to submit a New Drug Application for pralatrexate as a treatment for patients with relapsed or refractory PTCL; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,”

and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the Company’s New Drug Application may not be accepted for priority review or at all by the FDA; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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